Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-255156 on Form S-3ASR, as amended by Post-Effective Amendment No. 1 on Form S-3ASR dated February 20, 2024, and Registration Statements Nos. 333-137708, 333-169329, 333-197764 and 333-225372 on Form S-8 of our reports dated February 23, 2024, relating to the financial statements of BlackRock, Inc., and the effectiveness of BlackRock, Inc.’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of BlackRock, Inc. for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

New York, New York
February 23, 2024